CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) is entered into by and between Arun Jeldi (the “Executive”) and Velo3D, Inc., a Delaware corporation (the “Company”), on June 30, 2026 (the “Effective Date”). All capitalized terms are as defined in this Agreement.

1.
CIC Qualifying Termination. If Executive is subject to a CIC Qualifying Termination, then, subject to Sections 2, 6, and 7 below, Executive will be entitled to the following benefits:
a.
Severance Payments. The Company or its successor shall pay Executive a payment equal to (i) twelve (12) months of his or her monthly base salary (determined, in the case of a resignation for the Good Reason described in clause (ii) of that definition, without regard to the reduction constituting that Good Reason), (ii) Executive’s then-current annual target bonus, and (iii) Executive’s pro-rata annual target bonus for the year of the CIC Qualifying Termination based on the number of days of service in such year, in each case at the rate in effect immediately prior to the CIC Qualifying Termination. Such payment shall be made in a lump sum cash payment in accordance with the Company’s standard payroll procedures, which payment will be made no later than the sixty fifth (65th) day following the date of Executive’s CIC Qualifying Termination provided that the Release Conditions have been satisfied.
b.
Equity. The time-based vesting schedule of each of Executive’s then outstanding Equity Awards shall fully accelerate and become vested as to 100% of the then-unvested shares subject to the Equity Award. Subject to Section 2, the accelerated vesting described above shall be effective as of the date of the CIC Qualifying Termination. For the avoidance of doubt, in order to give effect to the acceleration contemplated by this Section 1(b), each of Executive’s outstanding Equity Awards shall remain outstanding and eligible to vest (solely pursuant to the terms of this Section 1(b)) for a period of three (3) months following a termination by the Company of Executive’s employment for any reason other than Cause or Executive’s resignation of his or her employment for Good Reason prior to a Change in Control and the acceleration will be effective upon the Change in Control, if such Change in Control closes within three (3) months following such termination or resignation.
c.
Continued Employee Benefits. If Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay the full amount of Executive’s COBRA premiums on behalf of Executive for Executive’s continued coverage under the Company’s health, dental and vision plans, including coverage for Executive’s eligible dependents, for twelve (12) months following the last date on which Executive was eligible for such coverage as an active employee of the Company. Notwithstanding the foregoing, if the Company, in its sole discretion, determines that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating or causing the Company to incur additional expense as a result of noncompliance with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage in effect on the date of the CIC Qualifying Termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence on the later of (i) the first day of the month following the date of Executive’s CIC Qualifying Termination and (ii) the effective date of the Company’s determination of violation of applicable law, and shall end on the date that is twelve (12) months following the last date on which Executive was eligible for such coverage as an active employee of the Company, provided that, any taxable payments under Section 1(c) will not be paid before the first business day occurring after the sixtieth (60th) day following the date of Executive’s CIC Qualifying Termination and, once they commence, will include any unpaid amounts accrued from the date of Executive’s CIC Qualifying Termination (to the extent not otherwise satisfied with continuation coverage). Executive shall have no right to an additional gross-up payment to account for the fact that such COBRA premium amounts are paid on an after-tax basis.
2.
General Release. Any other provision of this Agreement notwithstanding, the benefits under Section 1 shall not apply unless Executive (i) has executed a general release of all known and unknown claims that he or she may then have against the Company or persons affiliated with the Company and such release has become effective and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims. The release must be in the form prescribed by the Company, without alterations (this document effecting the foregoing, the “Release”). The Company will deliver the form of Release to Executive within thirty (30) days after the date of Executive’s CIC Qualifying Termination or such other time limit as is expressly provided in the Release documents, provided however that in all cases the Release must be executed and have become irrevocable within sixty (60) days following the date of Executive’s CIC Qualifying Termination.
3.
Accrued Compensation and Benefits. Notwithstanding anything to the contrary in Section 1 above, in connection with any termination of employment (whether or not a CIC Qualifying Termination), the Company shall pay Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unreimbursed documented business expenses incurred by Executive through and including the date of termination (collectively “Accrued Compensation and Expenses”), to the extent required by law and the applicable Company plan or policy. In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the termination date of Executive’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein.
4.
Definitions.
a.
“Board” means the Company’s board of directors.
b.
“Cause” shall mean, as reasonably determined by the Board, (a) Executive’s material breach of any employment, confidentiality, invention assignment, restrictive covenant or similar agreement between Executive and the Company, (b) Executive’s commission of an act of fraud against the Company, (c) Executive’s willful misconduct or failure to comply with the Company’s policies or code of ethics, (d) Executive’s conviction of, or plea of ‘guilty” or ‘no contest” to, a felony or other crime involving fraud, dishonesty or moral turpitude or (e) Executive’s willful and continued failure to perform duties and responsibilities after receiving written notification of the failure from the Company. Notwithstanding the foregoing, in the case of clause (e), the Company will not terminate Executive’s employment for Cause without first providing Executive with written notification of the acts or omissions constituting Cause and providing Executive with 30 days following such notice to cure such conduct (to the extent capable of cure)
c.
“Code” means the Internal Revenue Code of 1986, as amended.
d.
“Change in Control.” For all purposes under this Agreement, a Change in Control shall mean a Corporate Transaction, as such term is defined in the Plan, provided that the transaction (including any series of transactions) also qualifies as a change in control event under U.S. Treasury Regulation 1.409A-3(i)(5)(i).
e.
“CIC Qualifying Termination” means a Separation (A) upon or within twelve (12) months following a Change in Control, or (B) within three (3) months preceding a Change in Control resulting, in either case (A) or (B), from (i) the Company or its successor terminating Executive’s employment for any reason other than Cause, or (ii) Executive voluntarily resigning his or her employment for Good Reason. A termination or resignation due to Executive’s death or disability shall not constitute a CIC Qualifying Termination. In the case of a termination or resignation before a Change in Control, solely for purposes of benefits under this Agreement, the date of Executive’s CIC Qualifying Termination will be deemed the date the Change in Control is consummated.
f.
“Equity Awards” means all options to purchase shares of Company common stock as well as all other stock-based awards granted to Executive, including but not limited to stock bonus awards, restricted stock, restricted stock units and stock appreciation rights, provided that those options and other stock-based awards vest exclusively with the passage of time and excluding any equity awards that are subject, in whole or in part, to any unsatisfied performance-based vesting conditions (it being understood that service-based vesting conditions alone shall not be deemed performance-based for this purpose).
g.
“Good Reason” means, without Executive’s prior written consent, (i) a material diminution of Executive’s duties, authority, or responsibilities relative to Executive’s duties, authority or responsibilities as an officer or employee in effect immediately prior to such reduction, provided that Executive no longer being an officer of a public company (e.g. the Company is taken private) or a change in reporting relationship will not constitute a material diminution if the Executive’s duties and responsibilities otherwise remain substantially the same, (ii) a reduction by 10% or more of Executive’s annual base salary (other than a reduction generally applicable to other senior executives of the Company and in generally the same proportion as for the Executive) or (iii) a requirement that Executive relocate Executive’s principal place of work to a location which would result in an increase of more than twenty (20) miles of Executive’s commuting distance over his or her commuting distance immediately prior to the Change in Control. For Executive to receive any benefits under this Agreement as a result of a resignation for Good Reason, all of the following requirements must be satisfied: (1) Executive must provide notice to the Company of his or her intent to assert Good Reason within sixty (60) days of the initial existence of one or more of the conditions set forth in subclauses (i) through (iii); (2) the Company will have thirty (30) days (the “Company Cure Period”) from the date of such notice to remedy the condition and, if it does so, Executive may withdraw his or her resignation or may resign with no benefits under this Agreement; and (3) any termination of employment under this provision must occur within ten (10) days of the earlier of expiration of the Company Cure Period or written notice from the Company that it will not undertake to cure the condition set forth in subclauses (i) through (iii). Should the Company remedy the condition as set forth above and then one or more of the conditions arises again, Executive may assert Good Reason again, subject to all of the conditions set forth herein.
h.
“Plan” means the Company’s 2021 Equity Incentive Plan, as may be amended from time to time.
i.
“Release Conditions” mean the following conditions: (i) Company has received Executive’s executed Release and (ii) any rescission period applicable to Executive’s executed Release has expired (without Executive having rescinded the executed Release).
j.
“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.
5.
Successors.
a.
Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law.
b.
Executive’s Successors. This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
6.
Golden Parachute Taxes.
a.
Best After-Tax Result. In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 6, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made by an independent tax consultant or counsel designated by the

Company and reasonably acceptable to Executive (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Executive pays all taxes at the highest marginal rate. The Company and Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 6(a)(ii)(B) above applies, then the reduction in Payments required by this paragraph will be implemented by determining the Parachute Ratio (as defined below and determined by Independent Tax Counsel) for each Payment and then by reducing the Payments in order, beginning with the Payment with the highest Parachute Ratio. For Payments with the same Parachute Ratio, later Payments will be reduced before earlier Payments. For Payments with the same Parachute Ratio and the same time of payment, each Payment will be reduced proportionately. For purposes of this paragraph, “Parachute Ratio” means a fraction, (x) the numerator of which is the value of the applicable Payment, as calculated for purposes of Section 280G of the Code, and (y) the denominator of which is the economic value of the applicable Payment.
b.
Adjustments. If, notwithstanding any reduction described in Section 6(a) hereof (or in the absence of any such reduction), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then Executive shall be obligated to surrender or pay back to the Company, within one-hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that Executive’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero (0) if a Repayment Amount of more than zero (0) would not maximize the net amount received by Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section 6(b), Executive shall remain liable for the Excise Tax.
7.
Miscellaneous Provisions.
a.
Section 409A. To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the Executive’s Separation; or (ii) the date of Executive’s death following such Separation; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A. To the extent any nonqualified deferred compensation subject to Section 409A of the Code payable to Executive hereunder could be paid in one or more taxable years depending upon Executive completing certain employment-related actions (such as resigning after a failure to cure a Good Reason event and/or returning the Release), then any such payments will commence or occur in the later taxable year to the extent required by Section 409A of the Code.
b.
Other Arrangements. This Agreement supersedes any and all cash severance arrangements and vesting acceleration arrangements under any agreement governing Equity Awards, severance and salary continuation arrangements, programs and plans which were previously offered by the Company to Executive, including employment agreement or offer letter, and Executive hereby waives Executive’s rights to such other benefits. In no event shall any individual receive severance benefits under both this Agreement and any other vesting acceleration, severance pay or salary continuation program, plan or other arrangement with the Company.
c.
Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in Santa Clara County, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.

d.
Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
e.
Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
f.
Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.
g.
Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
h.
No Retention Rights. Nothing in this Agreement shall confer upon Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of Executive, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause.
i.
Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (other than its choice-of-law provisions).

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE	VELO3D, INC.
/s/ Arun Jeldi By: Arun Jeldi Date Signed: June 30, 2026	/s/ Nancy Krystal By: Nancy Krystal Title: Chief Legal Officer Date Signed: June 30, 2026

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Change in Control Severance Agreement]